Exhibit 99.1

Uranium Resources, Inc. Reviews 2010 and Outlines Strategic Initiatives for 2011

LEWISVILLE, Texas--(BUSINESS WIRE)--February 14, 2011--Uranium Resources, Inc. (NASDAQ: URRE) (URI), today provided an update on the Company’s activities, its liquidity position as of December 31, 2010 and its strategy and outlook for 2011.

Excellent Progress in 2010 Set the Stage for Future Growth and Expansion

Texas Properties and Progress

  The Company has focused on reclamation activities in Texas since its two remaining operating wellfields were fully depleted in June 2009.
    Kingsville Dome (KVD): Treated over 250 million gallons of groundwater, completing restoration in PA1 and PA2 which should move to stabilization testing in Q2. Full scale restoration has begun at the remaining KVD production area.
    Rosita: Both production areas completed restoration and remained in stabilization throughout 2010 and documents have been filed with the state of Texas to allow for release.
    Vasquez: Completed restoration in PA2 and converted to stabilization phase. Began restoration in PA1 which should be completed in 2012.
  Payment of $1.375 million was made late January as final action on a settlement made in October 2010 of a two-year-old lawsuit regarding a lease agreement in Texas. The settlement eliminated costly legal fees and risk of higher royalty claims while enabling future potential discussions on additional properties with an estimated 250,000 pounds of in-place mineralized uranium material.
  URI signed a non-binding letter of intent with Power Resources, Inc. d/b/a Cameco Resources (CR), a subsidiary of Cameco (NYSE: CCJ), in the latter part of 2010 with the expectation that they would jointly explore a new green field site in South Texas. On January 3, 2011, URI took an important step in its strategy to expand its resource base in Texas with the announcement that it completed a three-year agreement to explore 53,500 acres in Kenedy County, with an option to lease the acreage for uranium production. The property is located within the prolific South Texas uranium district and based on water sampling tests, is expected to yield uranium deposits that can be produced by in-situ technology.

Don Ewigleben, President and CEO of Uranium Resources, commented, “During 2010, we reset our strategy to recognize the value of our processing facilities in Texas and laid out a plan to identify opportunities to explore for and develop resources in that region. We successfully acquired what we believe is an ideal property lease that has strong indications for uranium potential. Additionally, we are nearing completion of the agreements with our prospective partner which provide us the financial means to explore and develop the property and, assuming we do discover sufficient, producible uranium, the toll milling agreement to capitalize on our processing plants, in keeping with our strategic objective."

New Mexico Activities

  Two remaining litigation cases that delayed URI’s progress in New Mexico were cleared in 2010. No petitions were filed by the deadline to review the June 2010 United States Court of Appeals for the 10th Circuit en banc ruling that URI’s Section 8 property in Churchrock, New Mexico is not Indian Country, thus affirming the authority of the State of New Mexico to issue the underground injection-control permit, which was granted to URI in 1989. With the second case, the opponents petition to the United States Supreme Court for review of the March 2010, 10th Circuit Court of Appeals’ ruling that upheld the Company’s NRC license to conduct in-situ recovery uranium mining at the Churchrock/Crownpoint project was denied.
  In October 2010, URI submitted the necessary documents to the U.S. Nuclear Regulatory Commission to reactivate its NRC License. The process is ongoing, awaiting determination from the Commission, and once active, the license may be utilized according to its present terms and conditions while pending renewal from the NRC.
  URI completed drilling on its Section 13 property in Ambrosia Lake in September 2010. The purpose for the drilling was to categorize the property based on the best mining method for the resource. A third-party laboratory analysis of the approximately 70 feet of cores recovered from its Ambrosia Lake property showed low organic carbons, which, in URI's opinion, indicates that some of the 860,000 pounds of in-place mineralized material at this property may be amenable to in situ recovery (ISR) mining. This property would require licensing and permitting and is much lower in priority than the Company’s Church Rock/Crownpoint project.

Mr. Ewigleben noted, "We made considerable progress in New Mexico this last year and have detailed the progressive actions necessary to move our Churchrock property toward production in 2013. With 101.4 million pounds of in place mineralized uranium material, the eighth-largest known uranium resource base in the world, New Mexico is clearly our premier location. We believe we have a significant advantage in that region and are pursuing opportunities to increase our assets and build greater value for our shareholders."

Liquidity Position Significantly Improved in 2010

  During 2010, the Company completed two successful common stock offerings, including the exercise of the over-allotment options, raising $10.4 million in the second quarter and $9.0 million in the fourth quarter. This capital enabled URI to further its strategy of building its asset base in Texas and advancing its properties in New Mexico toward production.
  Cash at December 31, 2010 was $15.4 million compared with $10.5 million at the end of the trailing third quarter and $6.1 million at the end of 2009.
  Subsequent to the end of 2010, URI paid $1.0 million for the execution of the South Texas land exploration and lease option agreement, and expects to be reimbursed $0.3 million by its prospective joint venture partner after the signing of an exploration agreement.

2011 Plans Focused on Advancing Texas and New Mexico Properties

URI’s objectives in Texas are to explore for and develop a larger reserve base, advance current properties through licensing and permitting, lease additional targeted properties and work with its customers to redefine the terms of its sales agreements to enable better margins and greater likelihood of returning to production in Texas.

  URI is nearing completion of an exploration agreement with the global leader in uranium production; the agreement also entails operating and toll milling agreements. The exploration agreement will provide for a three-phase, three-year exploration program, funded by the partner who has the option to earn up to 70% of the property rights. URI is expected to be the operator of the site and the uranium would be processed at URI’s Kingsville Dome or Rosita processing facility under the toll milling agreement. URI expects to commence exploration drilling in the second quarter of 2011.
  The Company plans to advance certain properties in Texas toward production, although given current sales contracts, uranium pricing, and the less than lucrative nature of the resources available for production, the Company does not expect at this time to return to production in Texas in 2011. Currently, there are about 400,000 identified recoverable pounds of in place uranium that would take two to three years to produce. These resources are relatively costly to produce at an estimated $48 per pound.

URI’s focus in New Mexico is on the completion of its feasibility study which it plans to complete at the end of 2011. It expects that it will be able to report preliminary concepts regarding its priority production property, Church Rock Section 8, and its processing facility plans early in the third quarter of 2011.

  The feasibility study will provide project parameters, costs, and equipment and personnel requirements to begin production at Churchrock Section 8. The evaluation includes wellfields, satellite plant and a central processing plant at Crownpoint. Outcome will also include the definition of project timelines, financial requirements and milestones.
  The feasibility study will also evaluate the Company’s conventional mining properties, which currently make up approximately 55% of the 101.4 million pounds of in-place mineralized uranium material in New Mexico. URI believes it is prudent to evaluate the cost and timing associated with advancing the conventional properties forward so that it is in a position to evaluate proposals and partnerships in conjunction with New Mexico’s vast uranium resource base. Conventional mining processes would take several years longer than ISR mining, so early initial planning is required in order to be prepared for five and ten years from now.
  URI plans to be in a position to begin construction of its Church Rock/Crownpoint ISR wellfield and processing facilities in 2012 and production in 2013 assuming that all permits and licenses are in place, that there is a sustained recovery in uranium prices and financing is available for the necessary capital expenditures to build the infrastructure.
  URI holds the necessary NRC License, EPA Aquifer Exemption, State of New Mexico Water Rights and Underground Injection Control Permit to allow Church Rock Section 8 development to begin in January 2012.

Mr. Ewigleben concluded, “2011 looks to be another year of significant advancement for URI. We will be quite intensely involved in our exploration activities in Texas, the feasibility study in New Mexico and continuing our efforts to consolidate assets in New Mexico. Given general expectations for uranium pricing over the long tem and the opportunities that we see on the horizon with our efforts in both states, we believe the next several years should demonstrate momentous progress for the Company.”

Teleconference and Webcast

The Company is hosting a conference call and webcast today at 1:30 p.m. ET. During the call, management will provide an update on URI’s strategies, outlook, and progress in advancing its Texas and New Mexico properties. A question-and-answer session will follow.

The URI conference call can be accessed by dialing (201) 689-8562 and entering conference ID number 366232. The live listen-only audio webcast can be monitored on the Company’s website at www.uraniumresources.com, where it will be archived afterwards. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 366232. The replay will be available from 4:30 p.m. ET the day of the teleconference until 11:59 p.m. ET Monday, February 21, 2011.

A transcript will also be placed on the Company’s website, once available.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski
Phone: 716-843-3908
Email: dpawlowski@keiadvisors.com
Media:
Mat Lueras
Vice President, Corporate Development
Phone: 505-269-8317
E-mail: mlueras@uraniumresources.com
or
Uranium Resources, Inc.
Don Ewigleben
President & Chief Executive Officer
Phone: 972-219-3330